Exhibit 99.1

Sunoco LP Completes Acquisition of European Liquid Fuels Terminals and

Divestiture of West Texas Assets; Reaffirms 2024 Adjusted EBITDA Guidance Range

DALLAS, April 17, 2024 – Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced the completion of the acquisition of liquid fuels terminals from Zenith Energy and the divestiture of 204 convenience stores to 7-Eleven, Inc. (“7-Eleven”). Both transactions were completed at highly attractive multiples and are immediately accretive to unitholders on key metrics.

Including the impact from the European terminal acquisition and West Texas divestiture, the Partnership continues to expect full year 2024 Adjusted EBITDA(1)(2) to be in a range of $975 million to $1 billion.

European Terminals Acquisition

On March 13, 2024, SUN completed the acquisition of one hundred percent of the equity interest in Zenith Energy Netherlands Amsterdam B.V. for €170 million. The Amsterdam terminal occupies a strategic position within the Port of Amsterdam, a pivotal hub for global energy trading and a critical component of Europe’s energy market. The Bantry Bay terminal is Ireland’s premier independent bulk liquids storage facility supporting the nation’s strategic oil reserves. This acquisition creates supply chain efficiencies for the Partnership’s U.S. East Coast operations and aligns with an ongoing commitment to add stable midstream income.

West Texas Divestiture

On April 16, 2024, SUN completed the divestiture of 204 convenience stores located in West Texas, New Mexico, and Oklahoma to 7-Eleven, Inc. for approximately $1.0 billion. This transaction further demonstrates the Partnership’s ability to optimize its portfolio while positioning the balance sheet for material growth. As part of the sale, SUN amended its existing take-or-pay fuel supply agreement with 7-Eleven, Inc. to incorporate additional fuel gross profit.

(1) Adjusted EBITDA is a non-GAAP financial measure of performance that we define as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash unit-based compensation expense, unrealized gains and losses on commodity derivatives, inventory adjustments and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. Adjusted EBITDA has limitations and should not be considered as a substitute for net income.

(2) A reconciliation of non-GAAP forward looking information to the corresponding GAAP measure cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability of commodity price movements and future charges or reversals outside the normal course of business which may be significant.

Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 40 U.S. states and territories as well as refined product transportation and terminalling assets in the U.S. and Europe. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.sunocolp.com

Contacts

Investors:

Scott Grischow, Treasurer, Senior Vice President – Finance

(214) 840-5660, scott.grischow@sunoco.com

Media:

Vicki Granado, Vice President – Media & Communications

(214) 981-0761, vicki.granado@energytransfer.com

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